UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 12, 2013
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InterDigital, Inc.
(Exact name of registrant as specified in charter)

Pennsylvania	1-33579	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Bellevue Parkway, Suite 300, Wilmington, Delaware	19809-3727
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 302-281-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Approval of Deferred Compensation Plan

On June 12, 2013, the Board of Directors (the “Board”) of InterDigital, Inc. (the “Company”) approved the terms of the InterDigital, Inc. Deferred Compensation Plan (the “Plan”).

The Plan is an unfunded, nonqualified deferred compensation plan and is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (and to constitute a “top-hat” plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended). The Compensation Committee of the Board (the “Committee”) will administer the Plan.

The Plan will be effective as of June 12, 2013; the initial plan year will commence on June 12, 2013 and end on December 31, 2013 and thereafter, each plan year will be from January 1 to December 31. The Plan provides certain designated highly compensated employees (including our chief executive officer, chief financial officer and named executive officers) of the Company, and its participating affiliates (“Participant(s)”), with the opportunity to elect to defer salary, bonuses and certain other compensation, if applicable, and non-management members of the Board (“Directors”) with the opportunity to elect to defer Board fees, in each case on a pre-tax basis and up to a maximum amount selected by the Committee.

A Participant or Director may allocate deferrals to one or more deemed investments under the Plan. The Company will not make any matching or discretionary contributions to the accounts of Directors. However, the Company may, but is not required to, make discretionary matching contributions, in cash or Company common stock, to the accounts of Participants. Any such Company contributions will be subject to a vesting schedule as determined by the Committee. The Company may make additional discretionary contributions to Participants’ accounts which may be subject to a vesting schedule as determined by the Committee at the time of contribution.

Participant and Director account payment obligations are payable in cash on a date or dates selected by the Participant or Director or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances. A Participant or Director may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

Under the terms of the Plan, the Committee may establish a trust for the purpose of holding all or a portion of the Participants’ and Directors’ account balances; provided, the agreement establishing such trust shall provide the assets held therein will be available to satisfy claims of the Company’s general creditors in the event of the Company’s insolvency.

The Company reserves the right to amend or terminate the Plan at any time (provided that no such action shall affect a Participant’s or Director’s right to receive the full amount of his or her vested account balance).
The foregoing description of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

On June 13, 2013, InterDigital, Inc. (the “company”) held its 2013 annual meeting of shareholders (the “2013 annual meeting”). The matters voted on at the 2013 annual meeting and the voting results for each matter are set forth below.

(i)
The following individuals were elected as directors of the company to serve a one- year term until the company’s annual meeting of shareholders in 2014 and until his or her successor is elected and qualified as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Gilbert F. Amelio	22,743,289	500,011	210,220	13,554,488
Jeffrey K. Belk	22,744,240	152,656	556,624	13,554,488
Steven T. Clontz	22,749,471	494,188	209,861	13,554,488
Edward B. Kamins	22,460,530	455,957	537,033	13,554,488
John A. Kritzmacher	22,729,292	165,211	559,017	13,554,488
William J. Merritt	22,560,423	356,095	537,002	13,554,488
Jean F. Rankin	22,460,233	441,222	552,065	13,554,488
Robert S. Roath	22,336,029	896,502	220,989	13,554,488

(ii)	Shareholders passed an advisory resolution to approve the company’s executive compensation as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
21,986,424	855,970	611,126	13,554,488

(iii)	Shareholders ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013 as follows:

Votes For	Votes Against	Abstentions
36,020,099	450,193	537,716

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

10.1    InterDigital, Inc. Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

By:     /s/ William J. Merritt
William J. Merritt
President and Chief Executive Officer

Dated: June 18, 2013

EXHIBIT INDEX

Exhibit No.                Description

10.1    InterDigital, Inc. Deferred Compensation Plan.